Exhibit 10.13(a)

ORRSTOWN FINANCIAL SERVICES, INC.

AND ITS WHOLLY-OWNED SUBSIDIARIES

DIRECTOR/EXECUTIVE OFFICER DEFERRED COMPENSATION PLAN

ORRSTOWN FINANCIAL SERVICES, INC AND ITS WHOLLY-OWNED SUBSIDIARIES, hereinafter collectively called “ Company,” hereby adopts the Orrstown Financial Services, Inc. Director/Executive Officer Deferred Compensation Plan effective September 1, 1995, hereinafter call “Plan,” to assist it in attracting and retaining persons of outstanding competence and stature to serve as directors or executive officers by giving them the option of planning effectively for their respective futures by deferring receipt of their fees or compensation.

1.	Effective Date: The Plan shall apply to all fees or compensation payable to directors or executive officers for services rendered after August 31, 1995.

2.	Participation: Each director or executive officer of the Company who is entitled to receive fees or compensation for services as a director/executive officer may elect to defer receipt of the fees or compensation otherwise payable to him/her as provide for in the Plan. Each such director or executive officer who elects to defer fees or compensation shall be a participant in the Plan.

3.	Administration: The Company’s board of directors shall appoint an officer(s) of Orrstown Bank, who is not a participant in this plan, to act as the administrator(s) of the Plan. Such designated person(s) shall serve at the pleasure of the board of directors and shall administer, construe, and interpret the Plan. The administrator(s) shall not be liable for any act done or determination made in good faith.

4.	Deferrals:

(a)	Election: Prior to January 1 and July 1 (and with respect to 1995, prior to September 1, 1995) any eligible director or executive officer may file with the board of directors and/or administrator(s) of the Plan an election in writing to participate in the Plan for that year or for that year and succeeding years. When such election is filed, fees or compensation will be reduced according to the election for that year, or for that year and for succeeding years. If an election is filed to participate in the Plan for succeeding years, an election to termination participation in the Plan for any year must be field prior to January 1 and July 1 of that year. An individual who first becomes a director or executive officer during a calendar year may make an election to defer fees or compensation for the remainder of the year within 30 days of such date.

(b)	Accounting: An appropriate record shall be maintained by the Company called the “Directors’/Executive Officers’ Compensation Account” which shall list each participant and the amount of the individual credits and earnings due. The Company shall add to each participant’s account an amount equivalent to the fees or compensation that would have been paid to the participant if election had not been made to participate in the Plan. The addition shall be made on the date on which the fee or compensation would have been paid absent a deferral election.

(c)	Establishment of Trust: The Company will establish a trust fund to aid it in accumulating the amounts necessary to satisfy its contractual liability to pay such benefits.

The Company may make contributions to this trust from time to time, which contributions (if made) will be applied in payment of the Company’s obligations to pay such benefits.

The Company will pay all benefits payable under its Directors/Executive Officer Deferred Compensation Plan from its general assets, and the establishment of this trust shall not reduce or otherwise affect the Company’s continuing liability to pay benefits from such assets except that the Company’s liability shall be offset by actual benefit payments made by this trust.

The trust established by this trust agreement is intended to be classified for income tax purposes as a “grantor trust” with the result that the income of the trust will be treated as income of the Company pursuant to Subpart E of Subchapter J or Chapter 1, or Subtitle A of the Internal Revenue Code 1986 , as amended (the code).

(d)	Investments: The trust will establish several investment options for participants in the non-qualified deferred compensation plan. The participant shall direct the trustee, in writing, to invest their account in the following investment vehicles:

1.	Orrstown Bank Certificates of Deposit. Minimum Investment $3,000

2.	Vanguard Wellington Fund

3.	Vanguard Indexed Trust 500 Portfolio

4.	Life Insurance and annuities

Any un-invested cash shall be held in a money market fund that is designated by the Trustee. Changes in the investment direction may be made on a semi-annual basis.

5.	Distribution: Prior to the date on which payment shall commence, the plan administrator(s) shall determine the method of distribution as permitted hereunder. In the case of a director, payment must commence not later than January 15 following the year in which the director attains age 75 or terminates service as a director, whichever occurs later. In the case of an executive director, payment must commence not later than January 15 following the year in which the executive officer attains age 65 or retires, whichever occurs later. Payment may be made in equal monthly or annual installments of the principal amount of the account balance determined as of December 31 preceding commencement of distribution over not more than ten years. Monthly principal payments shall be accompanied by payment of 1/12 of the unpaid earnings credited on or before December 31 of the year ended before payment of the installments.

Not withstanding the foregoing, the administrator(s) may accelerate distribution to a participant at the participant’s request upon a finding by the administrator(s) that the participant has a severe financial hardship which was not foreseeable at the time the deferral election became effective. In such case, the amount of the accelerated distribution shall not exceed the amount needed to alleviate the hardship.

In the following situations, the administrator shall made immediate distributions in full satisfaction of the participants’ deferred compensation, including all earnings thereon:

(a)	Development of a hostile takeover

(b)	Failure by an acquiring bank, bank holding company, or other acquiring organization to approve this Plan.

(c)	Bankruptcy of the bank or acquiring bank, holding company, or other acquiring organization.

6.	Death: If a participant dies prior to the payment of his entire account, the Company shall pay the balance to the participant’s designated beneficiary in a single lump sum payment and shall pay the earnings credited to the account for the year of death no later than April 15 of the following year. Such payments shall be in complete satisfaction of all the rights of the participant under the Plan. If the participant has not designated a beneficiary or the designated beneficiary is not living on the date payment is to be made, the participant’s estate shall be the beneficiary.

7.	Assignment and Alienation of Benefits: To the maximum extent permitted by law, a participant’s rights or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If any participant becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the administrator(s), may be terminated. In such event the Company may hold or apply the same or any part thereof for the benefit of the participant, his or her spouse, children or other dependents, or any of them, in such manner and portion as the administrator(s) may deem proper.

8.	Amendment or Termination: The board of directors of the Company may amend or terminate this Plan at any time. Any amendment or termination of this Plan shall not affect the rights of the participant accrued prior thereto without his written consent. The Plan shall automatically terminate if it is determined by the Internal Revenue Service to not qualify as a deferred compensation agreement deferring income taxes of the director or officer. Such automatic termination shall be effective the first day of the month following the determination by the Internal Revenue Service.

9.	Status of Amounts Due: No liability of the Company hereunder shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. In not event may the Company create a security interest in the Plan assets in favor of participants or beneficiaries of the Plan.